Exhibit 10.1

December 22, 2009

Mr. Jeffrey D. Hoffman
1503 Deerfield Place
Highland Park, IL 60035

Re:           Separation Agreement and Release

Dear Jeff:

As you know, your employment with Enable Holdings, Inc. (“the Company”) ended on December 22, 2009.  The purpose of this Separation Agreement and Release letter (“Agreement”), is to set forth the specific separation pay that the Company will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

1.           End of Employment.  Your employment with the Company ended effective December 22, 2009.  Upon your receipt of your final paycheck, which included payment for services through December 22, 2009, you will have received all compensation owed to you by virtue of your employment with the Company or termination thereof.  Upon your receipt of payment from the Company you will have received all benefits owed to you by virtue of your employment with the Company or termination thereof.  You are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign, return and do not rescind this Agreement.  The Company will send information to you regarding your COBRA rights under separate cover.  If you have any questions regarding COBRA coverage, please contact Elsa Rey directly at (630) 948-0394 or CobraServe at (800) 488-8757.

2.           Separation Pay.  Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, the Company agrees to pay you $50,000.  Additionally, the Company agrees to pay for your existing medical and dental insurance benefits for a period of three months from the date of this Agreement.

3.           Release of Claims.  Specifically in consideration of the separation pay described in Section 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

a.           You hereby do release, agree not to sue, and forever discharge the Company of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with the Company, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.

b.           This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, other paid time off, separation benefits, defamation, invasion of privacy, negligence, emotional distress, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Illinois Constitution, the Illinois Human Rights Act, Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §§ 621, et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim arising under any local, state or federal ordinance, law or regulation, and any claim for retaliation, harassment or discrimination based on sex, pregnancy, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, military status or discharge or other protected class, or sexual or other harassment.  You hereby waive any and all relief not provided for in this Agreement.  You understand and agree that, by signing this Agreement, you waive and release any past, present, or future claim to employment with the Company and you agree not to seek employment with the Company.

c.           You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit to be filed, any charge, complaint, or action of any nature or type against the Company, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws.  If you file, or have filed on your behalf, a charge, complaint, or action, you agree that the payment described above in Section 2 is in complete satisfaction of any and all claims in connection with such charge, complaint, or action.

d.           You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k) or profit sharing plan by virtue of your employment with the Company or (2) any rights or claims that may arise after the Agreement is signed.

e.           The Company, as used in this Agreement, shall mean Enable Holdings, Inc. and its parent, subsidiaries, divisions, affiliates, insurers, and its and their present and former officers, directors, stockholders, trustees, employees, agents, representatives, attorneys, and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities.

4.           Outstanding Stock Options and Warrants.  As further consideration for the payment set forth in Section 2 of this Agreement, you agree that upon receipt of the payment described in Section 2, all outstanding stock options and warrants that are currently outstanding in your name will immediately be canceled and terminated.  In exchange for terminating and canceling all outstanding stock options and warrants, the Company agrees to indemnify you against any claim by Theodore Deikel for a personal loan guarantee in the event that Mr. Deikel does not in fact release you from such guarantee.

5.           Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period.  By signing this Agreement, you acknowledge and agree that the Company has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to you.  The Company encourages you to use the full 21-day period to consider this Agreement, but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

6.           Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.).  You are hereby notified of your right to rescind the release of claims arising under the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of your signing this Agreement.  In order to be effective, the rescission must (a) be in writing; (b) delivered to Elsa Rey, Human Resources Manager, Enable Holdings, Inc., 1140 W. Thorndale Avenue, Itasca, Illinois 60143, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Elsa Rey as set forth above, and sent by certified mail, return receipt requested.  This Agreement will be effective upon the expiration of the 7-day period without rescission.  You understand that if you rescind any part of this Agreement in accordance with this Paragraph 5, you will not receive the separation pay described in Paragraph 2.

7.           Return of Property.  By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company are the sole property of the Company.  By signing this Agreement you further agree and represent that you have returned to the Company (specifically Elsa Rey) all of its property, including but not limited to, all company documents, records and keys.

8.           Confidential and Proprietary Information.  By signing this Agreement, you acknowledge and agree that you have had access in your employment with the Company to confidential and proprietary information of the Company and further acknowledge and agree that the release or disclosure of any confidential or proprietary information will cause the Company irreparable injury.  By signing this Agreement, you acknowledge that you have not used or disclosed, and agree that you will not at any time use or disclose, directly or indirectly, to any other entity or person, any confidential or proprietary information of the Company.  For purposes of this Agreement, the term “confidential or proprietary information” shall include, but not be limited to, information about the personal or business affairs of the Company’s customers, vendors, or employees.

9.           Confidentiality.  You and the Company promise and agree not to disparage the other party or disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (a) the contents and terms of this Agreement, or (b) the substance and/or nature of any dispute between the Company and any employee or former employee, including yourself.  You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your spouse, if applicable, provided they agree to keep the information confidential, or as otherwise required by law.

10.           No Disparaging Remarks.  You and the Company agree that they shall refrain from making any statements, whether written or oral, which are critical or disparaging about the other party.

11.           Remedies.  If you breach any term of this Agreement, the Company shall be entitled to its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement.  If the Company seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

12.           Non-Admission.  It is expressly understood that this Agreement does not constitute, nor shall it be construed as an admission by the Company or you of any liability or unlawful conduct whatsoever.  The Company and you specifically deny any liability or unlawful conduct.

13.           Successors and Assigns.  This Agreement is personal to you and may not be assigned by you without the written agreement of the Company.  The rights and obligations of this Agreement shall inure to the successors and assigns of the Company.

14.           Enforceability.  If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible.  If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

15.           Law Governing.  This Agreement shall be governed and construed in accordance with the laws of the State of Illinois.

16.           Full Agreement.  This Agreement contains the full agreement between you and the Company and may not be modified, altered, or changed in any way except by written agreement signed by both parties.  The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties.

17.           Acknowledgment of Reading and Understanding.  By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Section 4, and understand that the release of claims is a full and final release of all claims you may have against the Company and the other entities and individuals covered by the release.  By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing both copies of the Agreement.  Please then return one copy of this Agreement to me in the envelope provided by no later than January 11, 2010.  You should keep the other copy for your records.  We wish you the best in your future endeavors.

Sincerely,

Enable Holdings, Inc.

/s/ Elsa Rey
Elsa Rey
Human Resources Manager

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I, Jeffrey D. Hoffman, acknowledge and agree to the following:

•	I have had adequate time to consider whether to sign this Separation Agreement and Release.
•	I have read this Separation Agreement and Release carefully.
•	I understand and agree to all of the terms of the Separation Agreement and Release.
•	I am knowingly and voluntarily releasing my claims against the Company.
•	I have not, in signing this Agreement, relied upon any statements or explanations made by the Company except as for those specifically set forth in this Separation Agreement and Release.
•	I intend this Separation Agreement and Release to be legally binding.
•	I am signing this Separation Agreement and Release on or after my last day of employment with the Company.

Accepted this 22nd day of December, 2009.

/s/ Jeffrey D. Hoffman
Jeffrey D. Hoffman